Exhibit 99.1

MGM RESORTS INTERNATIONAL REPORTS FIRST QUARTER 2021

FINANCIAL AND OPERATING RESULTS

•	Best quarterly operating results in Las Vegas since reopening
•	U.S. Regionals achieved record 1Q Adjusted Property EBITDAR and Adjusted Property EBITDAR margins
•	BetMGM delivered market share gains in the growing U.S. sports betting and iGaming market

Las Vegas, Nevada, April 28, 2021 – MGM Resorts International (NYSE: MGM) (“MGM Resorts” or the “Company”) today reported financial results for the quarter ended March 31, 2021.

“We are pleased with the meaningful progress we’ve made on multiple fronts this quarter,” said Bill Hornbuckle, Chief Executive Officer and President of MGM Resorts International. “Consumer demand strengthened at our domestic properties, and the significant changes we’ve made to our operating model have positioned us to capitalize on the recovery. Our regional properties achieved record first quarter Adjusted Property EBITDAR and Adjusted Property EBITDAR margins. Las Vegas operating results improved sequentially, leisure demand is improving, and we now have a tangible path to bring conventions and entertainment back at scale. MGM China continued to outperform the broader Macau market’s gradual pace of recovery.”

“We are also deeply focused on our long-term goals including investing in digital to drive deeper customer engagement and BetMGM, our U.S. sports betting and iGaming venture, which continues to impress as the leading operator in U.S. iGaming and the top three operator in U.S. online sports betting. Our future is bright.”

“Our robust liquidity position provides us with significant flexibility amid an improving operational backdrop. As such, we have begun to return capital to shareholders through share repurchases during the first quarter,” said Jonathan Halkyard, Chief Financial Officer and Treasurer of MGM Resorts. “Going forward, we will be disciplined in allocating our capital by maintaining a strong balance sheet, pursuing targeted growth opportunities and returning cash to shareholders.”

First Quarter 2021 Financial Highlights:

Consolidated Results

•

Consolidated net revenues of $1.6 billion, a decrease of 27% compared to the prior year quarter. While the prior year quarter was negatively affected by property closures for a portion of the quarter, the current quarter was negatively affected by midweek property and hotel closures, lower business volume and travel activity and ongoing operational restrictions due to the pandemic primarily at its Las Vegas Strip Resorts;

•

Consolidated operating loss was $247 million compared to consolidated operating income of $1.3 billion in the prior year quarter, which included a $1.5 billion gain related to the MGM Grand Las Vegas and Mandalay Bay real estate transaction;

•	Net loss attributable to MGM Resorts of $332 million compared to net income attributable to MGM Resorts of $807 million in the prior year quarter, which included the $1.5 billion gain discussed above;

•	Diluted loss per share of $0.69 in the current quarter compared to diluted earnings per share of $1.64 in the prior year quarter;
•	Adjusted diluted earnings per share (“Adjusted EPS”)(1) was a loss per share of $0.68 in the current quarter compared to an Adjusted EPS loss per share of $0.45 in the prior year quarter; and
•	Consolidated Adjusted EBITDAR(2) of $218 million in the current quarter.

Financial Position & Liquidity

•	Cash and cash equivalents balance as of March 31, 2021 was $6.2 billion, which included $143 million at the MGP Operating Partnership and $1.1 billion at MGM China;
•

Total liquidity at March 31, 2021 was $9.7 billion, which included $1.5 billion at the MGP Operating Partnership and $1.8 billion at MGM China, which was comprised of cash and cash equivalents and capacity under the revolving credit facilities at the Company, MGP Operating Partnership and MGM China;

•	At March 31, 2021, principal amount of indebtedness was $13.4 billion, including $4.2 billion outstanding at the MGP Operating Partnership, and $3.7 billion outstanding at MGM China; and
•

In March 2021, the Company exercised its right to require the MGP Operating Partnership to redeem approximately 37 million Operating Partnership units that the Company held for aggregate cash proceeds of $1.2 billion.

Las Vegas Strip Resorts

•

Net revenues of $545 million, a decrease of 52% compared to the prior year quarter due to the pandemic and related operational restrictions as well as midweek property and hotel closures at certain properties;

•	Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues(3) of $544 million, a decrease of 52% compared to the prior year quarter;
•	Adjusted Property EBITDAR(2) of $108 million compared to $268 million in the prior year quarter, a 60% decline;
•	Adjusted Property EBITDAR margin(2) of 19.8% in the current quarter, compared to 23.6% in the prior year quarter; and
•	Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR(2) decreased 61% to $107 million compared to $273 million in the prior year quarter.

Regional Operations

•	Net revenues of $711 million, a decrease of 2% compared to the prior year quarter due to the pandemic and related operational restrictions as well as hotel closures at certain properties;
•

Adjusted Property EBITDAR of $242 million compared to $152 million in the prior year quarter, an increase of 59%, due to an increase in casino revenues and realized benefits of the Company’s cost saving initiatives; and

•	Adjusted Property EBITDAR margin of 34% in the current quarter, a 1,311 basis point increase compared to the prior year quarter.

MGM China

•

Net revenues of $296 million, an increase of 9% compared to the prior year quarter as the prior year quarter was negatively affected by property closures and was more significantly impacted by travel restrictions to Macau than in the current quarter;

•	VIP Table Games Hold Adjusted MGM China Net Revenues(3) of $294 million, an increase of 7% compared to the prior year quarter;

•	Adjusted Property EBITDAR of $5 million compared to Adjusted Property EBITDAR loss of $22 million in the prior year quarter; and
•

VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR(2) of $5 million compared to VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR loss of $17 million in the prior year quarter.

Adjusted Diluted Earnings Per Share

The following table reconciles diluted earnings (loss) per share (“EPS”) to Adjusted EPS (approximate EPS impact shown, per share; positive adjustments represent charges to income):

Three Months Ended March 31,	2021	2020
Diluted earnings (loss) per share	$(0.69)	$1.64
Property transactions, net	0.05	0.11
Gain on REIT transactions, net	—	(3.16)
CEO transition expense	—	0.09
Non-operating items:
Loss on retirement of long-term debt	—	0.24
Foreign currency (gain) loss on MGM China senior notes	0.01	(0.01)
Change in fair value of MGP swaps	(0.04)	0.01
Unconsolidated affiliate items:
Change in fair value of CityCenter swaps	(0.01)	0.02
Income tax impact on net income adjustments (1)	—	0.61
Adjusted diluted earnings (loss) per share	$(0.68)	$(0.45)

(1)	The income tax impact includes current and deferred income tax expense based upon the nature of the adjustment and the jurisdiction in which it occurs.

Las Vegas Strip Resorts

Casino revenue for the first quarter of 2021 decreased 16% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts, due primarily to lower business volume and travel activity due to the pandemic and ongoing operational restrictions.

The following table shows key gaming statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended March 31,	2021	2020	% change
	(Dollars in millions)
Table Games Drop	$529	$841	-37%
Table Games Win	$127	$196	-35%
Table Games Win %	24.1%	23.2%
Slots Handle	$2,301	$2,457	-6%
Slots Win	$212	$230	-8%
Slots Win %	9.2%	9.4%

Rooms revenue decreased 60% compared to the prior year quarter at the Company’s Las Vegas Strip Resorts due primarily to the decrease in REVPAR(4) as a result of reduced business volume and travel related to the pandemic as well as midweek property and hotel closures at certain properties.

The following table shows key hotel statistics for the Company’s Las Vegas Strip Resorts:

Three Months Ended March 31,	2021	2020	% change
Occupancy %(1)	46%	88%
Average Daily Rate (ADR)	$129	$183	-29.6%
Revenue per Available Room (REVPAR)(1)	$60	$160	-62.7%

(1)

Rooms that were out of service, including full and midweek closures, during the three months ended March 31, 2021 and 2020 due to the COVID-19 pandemic were excluded from the available room count when calculating hotel occupancy and REVPAR.

Regional Operations

Casino revenue for the first quarter of 2021 increased 11% compared to the prior year quarter at the Company’s Regional Operations due to a 6% increase in table games win and a 7% increase in slots win.

The following table shows key gaming statistics for the Company’s Regional Operations:

Three Months Ended March 31,	2021	2020	% change
	(Dollars in millions)
Table Games Drop	$819	$844	-3%
Table Games Win	$173	$164	6%
Table Games Win %	21.2%	19.4%
Slots Handle	$5,384	$5,170	4%
Slots Win	$526	$494	7%
Slots Win %	9.8%	9.6%

MGM China

Key first quarter results for MGM China include:

•	Net revenues of $296 million, an increase of 9% compared to the prior year quarter;
•	Main floor table games win increased 23% compared to the prior year quarter;
•	VIP table games win decreased 28% compared to the prior year quarter; and
•

Adjusted Property EBITDAR of $5 million compared to Adjusted Property EBITDAR loss of $22 million in the prior year quarter. License fee expense was $5 million in each of the current and prior year quarters.

The following table shows key gaming statistics for MGM China:

Three Months Ended March 31,	2021	2020	% change
	(Dollars in millions)
VIP Table Games Turnover	$2,373	$3,425	-31%
VIP Table Games Win	$78	$109	-28%
VIP Table Games Win %	3.3%	3.2%
Main Floor Table Games Drop	$1,044	$777	34%
Main floor Table Games Win	$230	$188	23%
Main Floor Table Games Win %	22.0%	24.1%

Corporate Expense

Corporate expense, including share-based compensation for corporate employees, decreased to $78 million in the first quarter of 2021, from $144 million in the prior year quarter due primarily to a decrease in payroll costs. In addition, the prior year quarter included $44 million in CEO transition expense. Included in the CEO transition expense is $20 million of stock compensation expense, of which approximately $13 million related to the modification and accelerated vesting of outstanding stock compensation awards.

Unconsolidated Affiliates

The following table summarizes information related to the Company’s share of operating income (loss) from unconsolidated affiliates:

Three Months Ended March 31,	2021	2020
	(In thousands)
CityCenter	$(2,831)	$20,666
MGP BREIT Venture	38,962	19,950
BetMGM	(59,236)	(10,677)
Other	(2,474)	5,809
	$(25,579)	$35,748

For the three months ended March 31, 2021, CityCenter’s net loss was $35 million and Adjusted EBITDA(5)  was $33 million compared to net loss of $21 million and Adjusted EBITDA of $79 million in the prior year quarter, primarily as a result of the operational restrictions and reduced business volume and travel related to the pandemic.

MGM Growth Properties

During the first quarter of 2021, the Company made rent payments to MGM Growth Properties Operating Partnership LP (“MGP Operating Partnership”) in the amount of $207 million and received distributions of $72 million from the MGP Operating Partnership. In March 2021, the Board of Directors of MGM Growth Properties LLC (“MGP”) approved a quarterly dividend of $0.495 per Class A share (which represents a dividend of $1.98 per share on an annualized basis) totaling $76 million, which was paid on April 15, 2021 to holders of record on March 31, 2021. The Company concurrently received a $55 million distribution attributable to its ownership of MGP Operating Partnership units.

MGM Resorts Dividend and Share Repurchases

On April 28, 2021, the Company’s Board of Directors approved a quarterly dividend of $0.0025 per share. The dividend will be payable on June 15, 2021 to holders of record on June 10, 2021.

During the first quarter of 2021, MGM Resorts repurchased approximately 3.15 million shares of its common stock at an average price of $37.87 per share for an aggregate amount of $119 million, pursuant to the May 2018 $2.0 billion and February 2020 $3.0 billion stock repurchase plans. MGM completed the $2.0 billion stock repurchase program, and the remaining availability under the $3.0 billion stock repurchase program was $2.9 billion as of March 31, 2021. All shares repurchased under the Company’s program have been retired.

Conference Call Details

MGM Resorts will host a conference call at 5:00 p.m. Eastern Time today, which will include a brief discussion of the results followed by a question and answer session. In addition, supplemental slides will be posted prior to the start of the call on MGM's Investor Relations website at http://investors.mgmresorts.com.

The call will be accessible via the Internet through https://investors.mgmresorts.com/investors/events-and-presentations/ or by calling 1-888-317-6003 for domestic callers and 1-412-317-6061 for international callers. The conference call access code is 8737442.

A replay of the call will be available through Wednesday, May 5, 2021. The replay may be accessed by dialing 1-877-344-7529 or 1-412-317-0088. The replay access code is 10153499. The call will be archived at https://investors.mgmresorts.com.

1.“Adjusted EPS” is diluted earnings or loss per share adjusted to exclude preopening and start-up expenses, property transactions, net, gain on REIT transactions, net, CEO transition expense, gain or loss on retirement of long-term debt, foreign currency gain or loss related to MGM China’s U.S. dollar-denominated debt, mark-to-market adjustments related to MGP’s interest rate swaps, and the Company’s share of mark-to-market adjustments related to CityCenter’s interest rate swaps recorded within non-operating items from unconsolidated affiliates.

Adjusted EPS is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is useful in providing period-to-period comparisons of the results of the Company’s continuing operations to assist investors in reviewing the Company’s operating performance over time. Management believes that while certain items excluded from Adjusted EPS may be recurring in nature and should not be disregarded in evaluating the Company’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed in footnote 2 below, may not relate specifically to current operating trends or be indicative of future results. Adjusted EPS should not be construed as an alternative to GAAP earnings per share as an indicator of the Company’s performance. In addition, Adjusted EPS may not be defined in the same manner by all companies and, as a result, may not be comparable to similarly-titled non-GAAP financial measures of other companies. A reconciliation of Adjusted EPS to diluted earnings per share can be found under “Adjusted Diluted Earnings Per Share” included in this release.

2.“Adjusted EBITDAR” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, CEO transition expense, rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, and property transactions, net.

“Adjusted Property EBITDAR” is the Company’s reportable segment GAAP measure, which management utilizes as the primary profit measure for its reportable segments and underlying operating segments. Adjusted Property EBITDAR is a measure defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, gain on REIT transactions, net, rent expense associated with triple net operating and ground leases, income from unconsolidated affiliates related to investments in real estate ventures, property transactions, net, and also excludes corporate expense and stock compensation expense, which are not allocated to each operating segment, and rent expense related to the master lease with MGM Growth Properties that eliminates in consolidation. The Company manages capital allocation, tax planning, stock compensation, and financing decisions at the corporate level. “Adjusted Property EBITDAR margin” is Adjusted Property EBITDAR divided by related segment net revenues.

“Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR” and “VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR” are supplemental non-GAAP financial measures, that, in addition to the reasons described above for the presentation of Adjusted  Property EBITDAR, are presented to adjust for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR is calculated by applying a win percentage of 30.0% for Baccarat and 21.0% for non-Baccarat games to the respective table games drops for the quarter, which represents the mid-point of the expected ranges of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat at the Las Vegas Strip Resorts properties. VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR is based on applying a VIP Rolling Chip win percentage of 2.95% to the VIP Rolling Chip volume, which represents the mid-point of the expected normal range of 2.6% to 3.3% for MGM China. Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR are also adjusted for the gaming taxes, VIP commissions, bad debt expense, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted above to the respective gaming volumes.

Adjusted EBITDAR information is a valuation metric, should not be used as an operating metric, and is presented solely as a supplemental disclosure to reported GAAP measures because management believes this measure is widely used by analysts, lenders, financial institutions, and investors as a principal basis for the valuation of gaming companies. Management believes that while items excluded from Adjusted EBITDAR may be recurring in nature and should not be disregarded in evaluation of the Company’s earnings performance, it is useful to exclude such items when analyzing current results and trends. Also, management believes excluded items may not relate specifically to current trends or be indicative of future results. For example, preopening and start-up expenses will be significantly different in periods when the Company is developing and constructing a major expansion project and will depend on where the current period lies within the development cycle, as well as the size and scope of the project(s). Property transactions, net includes normal recurring disposals, gains and losses on sales of assets related to specific assets within the Company’s resorts, but also includes gains or losses on sales of an entire operating resort or a group of resorts and impairment charges on entire asset groups or investments in unconsolidated affiliates, which may not be comparable period over period. In addition, management excludes rent expense associated with triple net operating leases and ground leases. Management believes excluding rent expense associated with triple net operating leases and ground leases provides useful information to analysts, lenders, financial institutions, and investors when valuing the Company, as well as comparing  the Company’s results to other gaming companies, without regard to differences in capital structure and leasing arrangements since the operations of other gaming companies may or may not include triple net operating leases or ground leases. However, as discussed herein, Adjusted EBITDAR should not be viewed as a measure of overall operating performance, considered in isolation, or as an alternative to net income, because this measure is not presented on a GAAP basis and excludes certain expenses, including the rent expense associated with the Company’s triple net operating and ground leases, and are provided for the limited purposes discussed herein.

Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR and VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR should not be construed as alternatives to operating income or net income, as indicators of the Company’s performance; or as alternatives to cash flows from operating activities, as measures of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes, real estate triple net lease and ground lease payments, and debt principal repayments, which are not reflected in Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR. Also, other companies in the gaming and hospitality industries that report Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR information may calculate Adjusted EBITDAR, Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR, or VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR in a different manner and such differences may be material.

A reconciliation of GAAP net income (loss) to Adjusted EBITDAR is included in the financial schedules in this release.

3.“Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues” and “VIP Table Games Hold Adjusted MGM China Net Revenues” are additional supplemental non-GAAP financial measures that are presented to adjust Las Vegas Strip Resorts net revenues and MGM China net revenues for the impact of certain variances in table games and VIP table games’ win percentages compared to the mid-point of the expected ranges, as described in footnote 2 above. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are also adjusted for the VIP commissions, discounts and other incentives that would have been incurred or avoided when applying the win percentages noted in footnote 2 above to the respective gaming volumes. Management believes Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues present consistent measures in providing period-to-period comparisons and are useful measures in assisting investors evaluating the Company’s operating performance. Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues should not be construed as alternatives to GAAP net revenues, as indicators of the Company’s performance, or as any other measure determined in accordance with generally accepted accounting principles. Reconciliations of GAAP net revenues to Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues and VIP Table Games Hold Adjusted MGM China Net Revenues are included in the financial schedules in this release.

4.REVPAR is hotel revenue per available room.

5.CityCenter non-GAAP Measure

“Adjusted EBITDA” is earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening and start-up expenses, and property transactions, net. Management utilizes Adjusted EBITDA as the primary profit measure for CityCenter. Adjusted EBITDA is a non-GAAP measure and is presented solely as a supplemental disclosure to reported GAAP measures. Management believes that while certain items excluded from Adjusted EBITDA may be recurring in nature and should not be disregarded in evaluating CityCenter’s earnings performance, it is useful to exclude such items when comparing current performance to prior periods because these items can vary significantly depending on specific underlying transactions or events. Also, management believes certain excluded items, such as restructuring costs and items further discussed above, may not relate specifically to current operating trends or be indicative of future results. Adjusted EBITDA should not be construed as alternatives to operating income or net income, as indicators of CityCenter’s performance; or as alternatives to cash flows from operating activities, as a measure of liquidity; or as any other measure determined in accordance with generally accepted accounting principles. A reconciliation of GAAP net income (loss) to Adjusted EBITDA is included in the financial schedules in this release.

*     *      *

About MGM Resorts International

MGM Resorts International (NYSE: MGM) is an S&P 500® global entertainment company with national and international locations featuring best-in-class hotels and casinos, state-of-the-art meetings and conference spaces, incredible live and theatrical entertainment experiences, and an extensive array of restaurant, nightlife and retail offerings. MGM Resorts creates immersive, iconic experiences through its suite of Las Vegas-inspired brands. The MGM Resorts portfolio encompasses 31 unique hotel and gaming destinations globally, including some of the most recognizable resort brands in the industry. The Company's 50/50 venture, BetMGM, LLC, offers U.S. sports betting and online gaming through market-leading brands, including BetMGM and partypoker. The Company is currently pursuing targeted expansion in Asia through the integrated resort opportunity in Japan. Through its “Focused on What Matters: Embracing Humanity and Protecting the Planet” philosophy, MGM Resorts commits to creating a more sustainable future, while striving to make a bigger difference in the lives of its employees, guests, and in the communities where it operates. The global employees of MGM Resorts are proud of their company for being recognized as one of FORTUNE® Magazine's World's Most Admired Companies®. For more information, please visit us at www.mgmresorts.com. Please also connect with us @MGMResortsIntl on Twitter as well as Facebook and Instagram.

Statements in this release that are not historical facts are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and/or uncertainties, including those described in the Company's public filings with the Securities and Exchange Commission. The Company has based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations regarding future results, including the continued impact of COVID-19 on its results of operations and the duration of such impact, expectations regarding the benefits to be achieved from the changes to the Company’s operating model (including any projected cost savings), expectations regarding the Company’s liquidity position, the Company’s ability to execute on its strategic plans, including the development of an integrated resort in Japan and positioning BetMGM as a leader in sports betting and iGaming, and the Company’s ability to return capital to shareholders (including the timing and amount of any share repurchases or dividends). These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include the continued impact of the COVID-19 pandemic on the Company’s business, the effects of economic conditions and market conditions in the markets in which the Company operates and competition with other destination travel locations throughout the United States and the world, the design, timing and costs of expansion projects, risks relating to international operations, permits, licenses, financings, approvals and other contingencies in connection with growth in new or existing jurisdictions and additional risks and uncertainties described in the Company’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law. If the Company updates one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those other forward-looking statements.

MGM RESORTS CONTACTS:

Investment Community
CATHERINE PARK
Executive Director of Investor Relations
(702) 693-8711 or cpark@mgmresorts.com

News Media
BRIAN AHERN
Director of Communications
media@mgmresorts.com

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Revenues:
Casino	$1,098,633	$1,054,026
Rooms	198,419	433,951
Food and beverage	157,412	396,709
Entertainment, retail and other	135,222	269,945
Reimbursed costs	58,061	98,186
	1,647,747	2,252,817
Expenses:
Casino	551,905	628,670
Rooms	104,213	172,609
Food and beverage	135,227	339,636
Entertainment, retail and other	78,381	199,063
Reimbursed costs	58,061	98,186
General and administrative	546,407	574,306
Corporate expense	78,037	143,808
Preopening and start-up expenses	5	122
Property transactions, net	26,071	54,975
Gain on REIT transactions, net	-	(1,491,945)
Depreciation and amortization	290,551	318,290
	1,868,858	1,037,720
Income (loss) from unconsolidated affiliates	(25,579)	35,748
Operating income (loss)	(246,690)	1,250,845

Non-operating income (expense):
Interest expense, net of amounts capitalized	(195,295)	(157,137)
Non-operating items from unconsolidated affiliates	(20,836)	(32,621)
Other, net	32,185	(124,264)
	(183,946)	(314,022)

Income (loss) before income taxes	(430,636)	936,823
Benefit (provision) for income taxes	94,698	(262,304)
Net income (loss)	(335,938)	674,519
Less: Net loss attributable to noncontrolling interests	4,109	132,350
Net income (loss) attributable to MGM Resorts International	$(331,829)	$806,869
Earnings (loss) per share:
Basic	$(0.69)	$1.64
Diluted	$(0.69)	$1.64

Weighted average common shares outstanding:
Basic	494,864	495,415
Diluted	494,864	496,984

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$6,171,512	$5,101,637
Accounts receivable, net	360,188	316,502
Inventories	82,346	88,323
Income tax receivable	242,177	243,415
Prepaid expenses and other	227,644	200,782
Total current assets	7,083,867	5,950,659

Property and equipment, net	14,454,032	14,632,091

Other assets:
Investments in and advances to unconsolidated affiliates	1,439,454	1,447,043
Goodwill	2,087,458	2,091,278
Other intangible assets, net	3,586,603	3,643,748
Operating lease right-of-use assets, net	8,240,897	8,286,694
Other long-term assets, net	438,456	443,421
Total other assets	15,792,868	15,912,184
	$37,330,767	$36,494,934

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$160,894	$142,523
Construction payable	24,395	30,149
Accrued interest on long-term debt	175,256	138,832
Other accrued liabilities	1,474,841	1,545,079
Total current liabilities	1,835,386	1,856,583

Deferred income taxes, net	2,154,832	2,153,016
Long-term debt, net	13,245,448	12,376,684
Other long-term obligations	399,357	472,084
Operating lease liabilities	8,392,216	8,390,117
Redeemable noncontrolling interests	71,009	66,542
Stockholders' equity:
Common stock, $.01 par value: authorized 1,000,000,000 shares, issued and outstanding 491,873,793 and 494,317,865 shares	4,919	4,943
Capital in excess of par value	3,569,186	3,439,453
Retained earnings	2,757,941	3,091,007
Accumulated other comprehensive loss	(25,218)	(30,677)
Total MGM Resorts International stockholders' equity	6,306,828	6,504,726
Noncontrolling interests	4,925,691	4,675,182
Total stockholders' equity	11,232,519	11,179,908
	$37,330,767	$36,494,934

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – NET REVENUES

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Las Vegas Strip Resorts	$544,964	$1,133,806
Regional Operations	711,351	725,660
MGM China	296,354	271,887
Management and other operations	95,078	121,464
	$1,647,747	$2,252,817

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

SUPPLEMENTAL DATA – ADJUSTED PROPERTY EBITDAR AND ADJUSTED EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Las Vegas Strip Resorts	$108,119	$267,599
Regional Operations	241,982	151,720
MGM China	4,775	(21,990)
Unconsolidated affiliates (1)	(67,251)	12,234
Management and other operations	13,586	(6,862)
Stock compensation	(16,029)	(16,931)
Corporate	(67,297)	(90,678)
	$217,885

(1)	Represents the Company's share of operating income (loss) excluding investments in real estate ventures, adjusted for the effect of certain basis differences.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO MGM RESORTS INTERNATIONAL TO ADJUSTED EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Net income (loss) attributable to MGM Resorts International	$(331,829)	$806,869
Plus: Net loss attributable to noncontrolling interests	(4,109)	(132,350)
Net income (loss)	(335,938)	674,519
Benefit (provision) for income taxes	94,698	(262,304)
Income (loss) before income taxes	(430,636)	936,823
Non-operating (income) expense:
Interest expense, net of amounts capitalized	195,295	157,137
Other, net	(11,349)	156,885
	183,946	314,022
Operating income (loss)	(246,690)	1,250,845
Preopening and start-up expenses	5	122
Property transactions, net	26,071	54,975
Gain on REIT transactions, net	-	(1,491,945)
Depreciation and amortization	290,551	318,290
CEO transition expense	-	44,401
Triple net operating lease and ground lease rent expense	189,620	141,918
Income from unconsolidated affiliates related to real estate ventures	(41,672)	(23,514)
Adjusted EBITDAR	$217,885

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF LAS VEGAS STRIP RESORTS NET REVENUES AND LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR TO TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS NET REVENUES AND TABLE GAMES HOLD ADJUSTED LAS VEGAS STRIP RESORTS ADJUSTED PROPERTY EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Las Vegas Strip Resorts net revenues	$544,964	$1,133,806
Hold adjustment (1)	(1,071)	6,726
Table Games Hold Adjusted Las Vegas Strip Resorts Net Revenues	$543,893	$1,140,532

Las Vegas Strip Resorts Adjusted Property EBITDAR	$108,119	$267,599
Hold adjustment (2)	(945)	5,698
Table Games Hold Adjusted Las Vegas Strip Resorts Adjusted Property EBITDAR	$107,174	$273,297

(1)

For the Las Vegas Strip Resorts, hold adjustment represents the estimated incremental table games win or loss had the Company’s win percentage equaled the mid-point of the expected normal range of 25.0% to 35.0% for Baccarat and 19.0% to 23.0% for non-Baccarat. Amounts include estimated discounts and other incentives related to increases or decreases in table games win.

(2)	These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental table games win or loss calculated in (1) above.

MGM RESORTS INTERNATIONAL AND SUBSIDIARIES

RECONCILIATIONS OF MGM CHINA NET REVENUES AND MGM CHINA ADJUSTED PROPERTY EBITDAR TO VIP TABLE GAMES HOLD ADJUSTED MGM CHINA NET REVENUES AND VIP TABLE GAMES HOLD ADJUSTED MGM CHINA ADJUSTED PROPERTY EBITDAR

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
MGM China net revenues	$296,354	$271,887
Hold adjustment (3)	(2,742)	2,902
VIP Table Games Hold Adjusted MGM China Net Revenues	$293,612	$274,789

MGM China Adjusted Property EBITDAR	$4,775	$(21,990)
Hold adjustment (4)	291	5,276
VIP Table Games Hold Adjusted MGM China Adjusted Property EBITDAR	$5,066	$(16,714)

(3)

For MGM China, hold adjustment represents the estimated incremental VIP table games win or loss related to VIP Rolling Chip volume play had the Company’s win percentage equaled the mid-point of the expected normal range of 2.6% to 3.3%. Amounts include estimated commissions and other incentives related to increases or decreases in VIP table games win.

(4)

These amounts include estimated incremental expenses (gaming taxes and bad debt expense) that would have been incurred or avoided on the incremental VIP table games win or loss calculated in (3) above.

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - NET REVENUES AND ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Net revenues	$134,087	$265,131
Adjusted EBITDA	$33,245	$78,552

CITYCENTER HOLDINGS, LLC

SUPPLEMENTAL DATA - HOTEL STATISTICS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Occupancy %	41.3%	86.0%
ADR (1)	$209	$285
REVPAR (1)	$86	$245
(1)

Rooms that were out of service, including full and midweek closures, during the three months ended March 31, 2021 and 2020 due to the COVID-19 pandemic were excluded from the available room count when calculating hotel occupancy and REVPAR.

CITYCENTER HOLDINGS, LLC

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Net loss	$(35,396)	$(20,877)
Non-operating (income) expense:
Interest expense, net of amounts capitalized	19,092	21,357
Other, net	(6,530)	23,680
	12,562	45,037
Operating income (loss)	(22,834)	24,160
Property transactions, net	156	(2,498)
Depreciation and amortization	55,923	56,890
Adjusted EBITDA	$33,245	$78,552